EXHIBIT 1 TO FORM 8-K




November 5, 2003

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, DC 20549

Gentlemen:

We have read Item 4 of Form 8-K dated November 4, 2003, of
Cognitronics Corporation and are in agreement with the statements contained in the second and third paragraphs on page one therein.
We have no basis to agree or disagree with other statements of the registrant contained therein.

							/s/Ernst & Young LLP





Stamford, CT